Exhibit 10.5

Nonstatutory Stock Option

Executive Officer Inducement Award

1.	Grant of Option.

This certificate evidences a nonstatutory stock option (this “Stock Option”) granted by EyePoint Pharmaceuticals, Inc., a Delaware corporation (the “Company”), on 10-Jun-2019 (the “Date of Grant”) to David Jones (the “Participant”). This Stock Option is granted to the Participant in connection with his entering into employment with the Company and is regarded by the parties as an inducement material to the Participant’s entering into employment within the meaning of Nasdaq Listing Rule 5635(c). Under this Stock Option, the Participant may purchase, in whole or in part, on the terms herein provided, a total of 350,000 shares of common stock of the Company (the “Shares”) at $1.47 USD per Share, which is not less than the fair market value of a Share on the Date of Grant. The latest date on which this Stock Option, or any part thereof, may be exercised is 5:00 P.M. Eastern Time on 10-Jun-2029 (the “Final Exercise Date”). The Stock Option evidenced by this certificate is intended to be, and is hereby designated, a nonstatutory option, meaning an option that does not qualify as an incentive stock option as defined in section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). This Stock Option shall be subject to and governed by, and shall be construed and administered in accordance with, the terms and conditions of the Company’s 2016 Long-Term Incentive Plan (as from time to time in effect, the “Plan”), which terms and conditions are incorporated herein by reference. A copy of the Plan has been made available to the Participant. Notwithstanding the foregoing, this Stock Option is not awarded under the Plan and the grant of this Stock Option shall not reduce the number of shares of Stock available for issuance under awards issued pursuant to the Plan.

2.	Vesting.

(a) During Employment. This Stock Option will vest according to the following schedule and become exercisable; provided that, and subject to Section 2(c) below, upon a cessation of the Participant’s Employment by reason of an involuntary termination without Cause (as defined in the existing Employment Agreement between the Company and the Participant (“Employment Agreement”) (“Cause”)) or a voluntary termination for Good Cause (as defined in the Employment Agreement (“Good Cause”)) any unvested portion of this Stock Option that would have vested as of the first anniversary of the cessation of the Participant’s Employment had the Participant continued in Employment through such first anniversary will vest immediately prior to such cessation of Employment.

Vest Schedule - Options
Vest Date	Vest Quantity
10-Jun-2020	87,500
10-Jul-2020	7,291
10-Aug-2020	7,292
10-Sep-2020	7,292
10-Oct-2020	7,291
10-Nov-2020	7,292
10-Dec-2020	7,292
10-Jan-2021	7,291
10-Feb-2021	7,292
10-Mar-2021	7,292
10-Apr-2021	7,291
10-May-2021	7,292
10-Jun-2021	7,292
10-Jul-2021	7,291
10-Aug-2021	7,292
10-Sep-2021	7,292
10-Oct-2021	7,291
10-Nov-2021	7,292
10-Dec-2021	7,292
10-Jan-2022	7,291
10-Feb-2022	7,292
10-Mar-2022	7,292
10-Apr-2022	7,291
10-May-2022	7,292
10-Jun-2022	7,292
10-Jul-2022	7,291
10-Aug-2022	7,292
10-Sep-2022	7,292
10-Oct-2022	7,291
10-Nov-2022	7,292
10-Dec-2022	7,292

10-Jan-2023	7,291
10-Feb-2023	7,292
10-Mar-2023	7,292
10-Apr-2023	7,291
10-May-2023	7,292
10-Jun-2023	7,292
350,000

(b) Termination of Employment. Notwithstanding the foregoing, and subject to Section 2(c) below, the following rules will apply if a Participant’s Employment ceases regardless of the circumstances: automatically and immediately upon the cessation of Employment, this Stock Option will cease to be exercisable and will terminate, except that:

(I) such portion, if any, of this Stock Option as is held by the Participant immediately prior to the cessation of the Participant’s Employment for any reason other than for Cause or as a result of Participant’s death and as is then exercisable (after giving effect to any accelerated vesting owing to a cessation of Employment by reason of an involuntary termination without Cause or a voluntary termination for Good Cause pursuant to Section 2(a) above), will remain exercisable until (i) 5:00 P.M. Eastern Time on the last day of the three-month period commencing on the date of such cessation of Employment or (ii) the Final Exercise Date, if earlier, and will thereupon terminate;

(II) such portion, if any, of this Stock Option as is held by the Participant immediately prior to the Participant’s death and as is then exercisable, will remain exercisable until (i) 5:00 P.M. Eastern Time on the first anniversary of the Participant’s death or (ii) the Final Exercise Date, if earlier, and will thereupon terminate; and

(III) such portion, if any, of this Stock Option as is held by the Participant immediately prior to the cessation of the Participant’s Employment for Cause will immediately terminate.

(c) Change of Control. Notwithstanding any other provision of this Section 2 to the contrary, if a Change of Control occurs, whether or not the Change of Control also constitutes a Covered Transaction, and within the 24 months thereafter there is a cessation of the Participant’s Employment by reason of an involuntary termination without Cause or a voluntary termination for Good Cause, the provisions of this Section 2(c) shall apply:

(I) This Stock Option, if it survives the Change of Control, including any stock option granted in substitution for this Stock Option in connection with the Change of Control, shall automatically vest and become exercisable immediately prior to such cessation of Employment and will remain exercisable until (i) 5:00 P.M. Eastern Time on the first anniversary of the date of such cessation of Employment or (ii) the Final Exercise Date, if earlier, and will thereupon terminate; provided that, in the event of the Participant’s death during such extended exercise period following a Change of Control, any portion of this Stock Option as is held by the Participant immediately prior to the Participant’s death will remain exercisable until (i) 5:00 P.M. Eastern Time on the first anniversary of the Participant’s death or (ii) the Final Exercise Date, if earlier, and will thereupon terminate.

(II) Any and all performance or other vesting conditions imposed pursuant to Section 7(a)(5) of the Plan with respect to any stock, cash or other property delivered in exchange for this Stock Option in connection with the Change of Control shall automatically be deemed to have been satisfied immediately prior to such cessation of Employment.

(III) For purposes of this Section 2(c), “Employment” shall be deemed to include employment with any successor to the Company’s business or assets in connection with a Change of Control.

(IV) For purposes of this Stock Option, “Change of Control” shall mean:

(A) the acquisition by any Person (defined as any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”))) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the common stock of the Company; provided, however, that for purposes of this subsection (a), an acquisition shall not constitute a Change of Control if it is: (i) either by or directly from the Company, or by an entity controlled by the Company, (ii) by any employee benefit plan, including any related trust, sponsored or maintained by the Company or an entity controlled by the Company (“Benefit Plan”), or (iii) by an entity pursuant to a transaction that complies with the clauses (i), (ii) and (iii) of subsection (C) below; or

(B) individuals who, as of the Date of Grant, constitute the Board (together with the individuals identified in the proviso to this Section 2(c)(IV)(B), the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Date of Grant whose election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be treated as a member of the Incumbent Board unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(C) consummation of a reorganization, merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company, (a “transaction”) in each case unless, following such transaction, (i) all or substantially all of the Persons who were the beneficial owners of the common stock of the Company outstanding immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the outstanding common stock of the Company, (ii) no Person (excluding any entity or wholly owned subsidiary of any entity resulting from such transaction or any Benefit Plan of the Company or such entity or wholly owned subsidiary of such entity resulting from such transaction) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the transaction and (iii) at least a majority of the members of the board of directors or similar board of the entity resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or

(D) approval by the stockholders of the Company of a liquidation or dissolution of the Company.

(d) Notwithstanding the foregoing provisions of this Section 2, this Stock Option shall not vest or become eligible to vest on any date specified above unless the Participant has continuously been, since the Grant Date until the date immediately prior to such termination of Employment, Employed by the Company, its Affiliates, its subsidiaries, or, following a Change of Control, any successor to the Company’s business or assets in connection with the Change of Control.

3.	Exercise of Stock Option.

The Participant may exercise the vested and exercisable portion of this Stock Option by logging in to his or her account on the Solium Shareworks website at eyepoint.solium.com (or the website of any other stock plan administrator selected by the Company in the future), and exercising the Stock Option and paying the aggregate exercise price and any required tax withholdings that are due upon exercise through one of the methods provided for on such website, which methods may include: [(i) exercise and sell all Shares (also known as “cashless exercise”), (ii) exercise and sell at least such number of Shares sufficient to pay for the exercise price and required tax withholdings, with the remaining Shares issued to the Participant (also known as “sell to cover”) or (iii) exercise and hold all Shares (also known as “exercise and hold”). The Company reserves the right to change the means of exercising options or option administration at any time.

In the event of the Participant’s death or incapacity, the vested and exercisable portion of this Stock Option may be exercised in writing, signed by the Participant’s executor, administrator, or legally appointed representative (in the event of the Participant’s incapacity) or the person or persons to whom this Stock Option is transferred by will or the applicable laws of descent and distribution, and received by the Company at its principal office, accompanied by this certificate and payment in full as provided in the Plan. Subject to the further terms and conditions provided in the Plan, the exercise price may be paid as follows: (i) by delivery of cash or check acceptable to the Administrator; or (ii) through a broker-assisted exercise program acceptable to the Administrator; or (iii) by any other means acceptable to the Administrator, or (iv) by any combination of the foregoing means of exercise. In the event that this Stock Option is exercised by one of the foregoing permitted transferees, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the permitted transferee to exercise this Stock Option.

4.	Withholding.

Except as otherwise determined by the Administrator, this Stock Option may not be exercised unless the person exercising this Stock Option timely remits to the Company, in cash, all amounts required to be withheld upon exercise (all as determined by the Administrator) or makes other arrangements satisfactory to the Administrator for the payment of such taxes.

5.	Nontransferability of Stock Option.

This Stock Option is not transferable by the Participant otherwise than by will or the laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

6.	Provisions of the Plan.

This Stock Option is subject to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Stock Option has been furnished to the Participant. By accepting this Stock Option, the Participant agrees to be bound by the terms of the Plan and this certificate. All initially capitalized terms used herein will have the meaning specified in the Plan, unless another meaning is specified herein.

7.	Other Agreements.

The Company and Participant agree, in consideration of the grant of this Stock Option, and other good and valuable consideration, the receipt of which is mutually acknowledged, that the provisions of Section 2 shall supersede the provisions of any other agreement between the Company and Participant regarding the vesting and exercise of this Stock Option following a cessation of the Participant’s Employment by reason of an involuntary termination without Cause or a voluntary termination for Good Cause.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

EyePoint Pharmaceuticals, Inc.

By	/s/ Nancy Lurker
Nancy Lurker, President & CEO

Dated: 10-Jun-2019

Acknowledged and agreed:

By:	/s/ David Jones
David Jones

Dated: 10-Jun-2019